FFI ANNOUNCES NEW CHIEF EXECUTIVE OFFICER

INDIANAPOLIS, INDIANA – January 18, 2010 – Fortune Industries, Inc. (NYSE Amex: FFI) announced today that Tena Mayberry has been named Chief Executive Officer of the Company, effective today. Mayberry succeeds John Fisbeck, who has served as the Company’s Chief Executive Officer since June 2005. Mayberry will continue to serve as President of the Company, a position she has held since April 2009.

“Tena is a proven top executive and one of the most knowledgeable senior managers in the PEO industry,” stated John Fisbeck. “She has demonstrated her leadership skills as the head of Fortune’s PEO subsidiaries for the past two years, and was officially named President of the Company shortly after the sale of Fortune’s non-PEO entities in November 2008. Under her direction, the Company has been profitable during the last year, despite this difficult economic environment. She has the vision to position Fortune to be a dominant company in the U.S. over the next decade. She is an inspirational leader with boundless energy, and will lead Fortune as it continues to expand nationally.”

"The Board thanks John for his service as CEO and the important contributions he has made to Fortune’s success over the last 5 years. His commitment to work with Tena will ensure a smooth transition for the Company and the employees,” stated Carter Fortune, Chairman of the Board.

Mayberry brings more than 20 years of management experience to her CEO position. For the last year, she has served a dual role as President of Fortune Industries, Inc. and President of Century II, Inc., a wholly-owned subsidiary of Fortune Industries, Inc. She became President of Century II in 2007 after serving four years as Chief Operating Officer, two years as Senior Vice President and four years as Vice President. Prior to joining Century II, Mayberry served in management positions with Contract Sales Managers, Kroger Co. and Norrell Temporary Services. Ms. Mayberry holds a B.S. in marketing and business management from Tennessee Technological University.

About Fortune Industries, Inc.

Fortune Industries, Inc. is a professional employer organization (PEO) to small and medium-sized businesses in 47 states, providing human resource management & consulting, training & compliance, risk management, and benefits administration.

Fortune Industries, Inc. is based in Indianapolis, Indiana and is publicly traded on the NYSE Amex exchange under the symbol FFI. Additional information about Fortune Industries, Inc. can be found at www.ffi.net.

This press release and other statements by Fortune Industries, Inc. may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "potential," or future/conditional verbs such as "will," "should," and "could" or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially. Factors that might cause or contribute to such differences, include, but are not limited to, the risks and uncertainties that are discussed under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" within the Company's Form 10-K for the year ended June 30, 2009. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. Readers should carefully review the risk factors disclosed within the Company's Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.